Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statements of Harmonic Inc. on Form S-8 (Nos. 333-91464, 333-87420, 333-59248, 333-65051, 333-44265, 333-38025, 333-136425, 333-116467, 333-105873, 333-43160, 333-866449 and 333-941380) and on Form S-3 (Nos. 333-43903, 333-44748 and 333-123823) of our report dated November 22, 2006 appearing in this Form 8-K/A, with respect to the consolidated financial statements of Entone Technologies, Inc. and subsidiaries as of and for the years ended March 31, 2006 and 2005.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
San Jose, California
February 21, 2007